Exhibit 10.2

7 August 2025

Dr Joanna Brewer

[*]

Dear Jo

I am writing to set out the arrangements which the Remuneration Committee of the board of directors of Adaptimmune Therapeutics plc (the “Company”) has agreed in relation to the termination of your employment by reason of redundancy.

●	Your role as Chief Scientific Officer of the Company and your employment with Adaptimmune Limited will terminate on 31 August 2025 (the “Termination Date”) by reason of redundancy. You will continue to enjoy your base salary and benefits until the Termination Date subject to your employment agreement dated 4 May 2022 (the “Employment Agreement”) and the usual processes.

●	Within 60 days of the Termination Date, you will receive a severance payment of £344,844 in accordance with the Executive Severance Policy dated 10 March 2017, as amended. This amount equates to 12 months’ annual base salary effective for the year commencing 1 January 2025 and is inclusive of a payment in lieu of notice under clause 3.2 of the Employment Agreement and your entitlement to statutory redundancy pay.

●	The payment in lieu of notice shall be subject to the usual deductions for tax and national insurance contributions. Of the balance, the first £30,000 will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA, and the remainder will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA and income tax shall be deducted at the appropriate rate.

●	You will also be paid for any accrued unused holiday and any accrued benefits as at the Termination Date.

●	You may opt to receive reimbursement of the cost of continuation of your healthcare benefits for 12 months following the Termination Date or, alternatively, to receive payment of the cash equivalent of the cost to the Company of providing your healthcare benefits for such period.

●	Your share options will continue to vest, subject to the relevant plan rules and in accordance with the respective vesting schedule until the Termination Date. You will be permitted a period of 12 months from the Termination Date to exercise those market value share options that shall have vested by the Termination Date. The further terms of your share options are governed by the relevant plan rules.

●	All obligations in the Employment Agreement which are expressed to survive the termination of your employment, including clauses 15, 17, 18, and 21, shall remain in full force and effect after the Termination Date unless we agree otherwise in writing.

Adaptimmune Therapeutics plc, 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX, United Kingdom

T: +44 (0)1235 430000 www.adaptimmune.com Registered in England no: 09338148

Please do let me know if you have any queries.

Yours sincerely

/s/ Adrian Rawcliffe

Adrian Rawcliffe

Chief Executive Officer

Adaptimmune Therapeutics plc

I confirm I agree to the arrangements set out in this letter.

/s/ Joanna Brewer

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Joanna Brewer